Exhibit 10.1
[UST Inc. Letterhead]
[Date]
[Name]
[Address]
[Address]
Re:      Amendment of Option Award Agreement(s)
Dear :
          I am pleased to advise you, that the Board of Directors of UST Inc. (“UST” or the “Company”) has decided to accelerate the vesting of all outstanding stock options awarded under the UST Inc. Amended and Restated Stock Incentive Plan and the UST Inc. 1992 Stock Option Plan (collectively, the “Plans”) that are not vested as of December 31, 2005. Subject to the condition set forth below, this accelerated vesting will apply to all stock options that have been granted to you by the Company under the Plans that are outstanding and otherwise unvested as of December 31, 2005.
          According to our records, you will have as of December 31, 2005, outstanding and otherwise unvested the following options:

# of Options	Exercise Price	Original Vesting Date
[ ]	[ ]	[ ]
          The abovementioned options are referred to herein as (“your Outstanding Options”).
          The accelerated vesting of your Outstanding Options is conditioned on your agreement that you will not sell, transfer, assign, pledge, or otherwise dispose of, alienate, or encumber (other than shares sold for payment of the exercise price and taxes), either voluntarily or involuntarily, any shares that you acquire on exercising your Outstanding Options at any time before the earlier of: (i) the date on which your Outstanding Options would have vested under the terms of the applicable Plan or original option award agreement(s) (without giving effect to this acceleration, but including any possible acceleration of vesting that would otherwise occur following a change in control or other circumstances causing accelerated vesting as set forth in the applicable Plan and original option award agreement(s)) or (ii) your last day of employment. Except as provided below, any sale or transfer, or purported sale or transfer, of any such shares or any interest therein prior to that vesting date shall be null and void. This restriction on the transfer of shares will not apply to any transfer that would have been permitted with respect to the underlying option under the terms of the applicable Plan and original option award agreement(s), i.e., a transfer upon your death.
          In order to ensure that you satisfy these requirements, if you decide to exercise any portion of your Outstanding Options prior to the time that such options would have otherwise vested (including accelerated vesting set forth in the applicable Plan or original option award agreement(s)), the Company will issue shares subject to these restrictions in certificate form only with the following restrictive legend and such other legends as may be required or appropriate under applicable law:

“THE OWNERSHIP OF THIS STOCK CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN IS SUBJECT TO THE RESTRICTIONS ON TRANSFER UNDER AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND UST INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF UST INC.”
     Additionally, you agree that such certificates will be held by the Company until the restrictions on transfer have lapsed (i.e., until the accelerated portion of your Outstanding Options would have otherwise vested). Promptly after the transfer restrictions on any such shares have lapsed, the Company will deliver to you a certificate or certificates, free of the restrictive legend described above, evidencing such shares. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Company’s common stock, the transfer restrictions set forth above applicable to any stock that you may have acquired upon exercise of an option will continue in effect with respect to any consideration or other securities received in respect of such stock.
     By executing this letter agreement, you and the Company agree that the provisions of this agreement amend and supercede any inconsistent provisions contained in the original option award agreement(s) evidencing your Outstanding Options.
     Kindly sign and return the enclosed copy of this letter agreement to Maria R. Sharpe before December 31, 2005.

Sincerely,

UST Inc.

By:
Name: Richard A. Kohlberger
Title: Senior Vice President, General Counsel
and Secretary

Acknowledged and agreed to this day
of 2005.

By:
[Name of Optionee]

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